Exhibit 99.1

Contact:	Richard Adamonis	Moved on Business Wire
	Corporate Media Relations	August 7, 2014
862-228-3481
radamonis@csc.com

George Price
Investor Relations
703-641-3000
investorrelations@csc.com

CSC Reports First Quarter Results of Fiscal Year 2015
Diluted EPS from Continuing Operations of $1.03
Income from Continuing Operations of $159 Million
Operating Income of $304 Million and Operating Margin of 9.4%
Free Cash Flow of $70 Million
Maintaining FY 2015 Target Range for EPS from Continuing Operations of $4.35 - $4.55

FALLS CHURCH, Va., August 7 - CSC (NYSE: CSC) today reported results for the first quarter of fiscal year 2015.

“First quarter results were consistent with our expectations for the start to fiscal 2015,” said Mike Lawrie, president and CEO. “Our North American Public Sector (NPS) business performed well with sequential revenue improvement and a higher operating margin as we continue to position that business for the uncertain federal spending environment. In our commercial business, we continue to make investments in next generation offerings, strategic partnerships, and sales capacity as we focus on returning that business to growth. We are particularly pleased with the growth we are seeing in our cloud, cyber, and big data businesses.”

Diluted EPS from continuing operations was $1.03 for the first quarter of fiscal 2015.

Total revenue for the quarter was $3.24 billion, down 1% year-over-year as reported and down 2% year-over-year in constant currency compared with $3.25 billion in the year ago period.

Income from continuing operations of $159 million for the quarter compares with $161 million in the year-ago period.

Operating income was $304 million for the quarter, which compares with operating income of $332 million in the prior period. The company’s operating margin of 9.4 percent for the quarter compares with 10.2 percent for the first quarter of fiscal year 2014. The year-on-year change is primarily due to incremental investments in next-generation offerings, sales coverage, and strategic partnerships, as well as the restructuring of a few contracts.

Earnings before interest and taxes (EBIT) were $248 million in the quarter, compared with $269 million in the prior year. EBIT margin of 7.7 percent for the quarter compares with 8.3 percent in the prior year, reflecting the investments and restructurings discussed above.

Operating cash flow of $273 million in the quarter compares with $213 million in the prior year.

Free cash flow of $70 million for the first quarter was an improvement of $79 million when compared with an outflow of $9 million in the year-ago period, and reflects better working capital management.

Ending cash and cash equivalents were $2.4 billion, up from $1.9 billion at the end of the first quarter of fiscal 2014.

Global Business Services (GBS)

GBS revenue was $1.09 billion in the quarter, a 3 percent increase as reported and a 1 percent increase in constant currency when compared with the year ago quarter. Growth in industry software and solutions offset declines in the company’s consulting business, which is being repositioned to focus on higher-value, next-generation technology services. Applications revenue was up slightly year-on-year on a GAAP basis and down slightly year-on-year in constant currency. Operating margin of 9.9 percent compares with 10.7 percent in the year-ago period, reflecting higher investments in new offerings, sales coverage, and partnerships, as well as some higher project costs. Contract awards for GBS were $1.2 billion during the quarter.

Global Infrastructure Services (GIS)

GIS revenue was $1.13 billion in the quarter, a 1 percent decrease as reported and a 3 percent decrease in constant currency from the prior year due to price-downs, contract conclusions, and restructured contracts. An operating margin of 6.3 percent compares with 8.0 percent in the year-ago period, reflecting the impact of price-downs and restructured contracts, along with continued investments in next-generation offerings, sales coverage, and strategic partnerships. Contract awards for GIS were $1.2 billion in the quarter.

North American Public Sector (NPS)

NPS revenue was $1.02 billion in the quarter, a decline of 3 percent compared to first quarter of fiscal 2014, reflecting continued uncertainty in the budget environment at the Department of Defense and other Federal government agencies. The NPS operating margin of 14.8 percent compares with 12.1 percent in the prior year, driven by continued strong cost take-out and favorable contract performance. Contract awards for NPS were $300 million in the quarter.

Returning Cash to Shareholders

During the first quarter, CSC returned $177 million to shareholders, consisting of $29 million in common stock dividends and $148 million of share repurchases. CSC repurchased 2.4 million shares at an average price of $62.28 per share during the quarter. CSC had 145,411,589 basic shares outstanding on July 4, 2014.

During the quarter, CSC announced a 15 percent increase to the quarterly common stock dividend from $0.20 to $0.23, which was paid subsequent to the end of the quarter.

Conference Call and Webcast

CSC senior management will host a conference call and webcast at 5:00 p.m. EDT today. The dial-in number for domestic callers is 888-510-1762. Callers who reside outside the United States or Canada should dial 719-457-2603. The passcode for all participants is 9230506. The webcast audio and any presentation slides will be available at www.csc.com/investorrelations.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until August 14, 2014. The replay dial-in number is 888-203-1112 for domestic callers and 719-457-0820 for callers who reside outside of the U.S. and Canada. The replay passcode is also 9230506. A replay of this webcast will also be available on CSC’s web site.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release preliminary non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, earnings before interest and taxes (EBIT), EBIT margin, and free cash flow. Reconciliations of the non-GAAP measures to the respective and most directly comparable GAAP measures, as well as the rationale for management’s use of non-GAAP measures, are included below.

About CSC

Computer Sciences Corporation (CSC) is a global leader of next generation information technology (IT) services and solutions. The Company's mission is to enable superior returns on our client's technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 76,000 employees and reported revenue of $13.0 billion for the 12 months ended July 4, 2014. For more information, visit the company's website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 28, 2014 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

Note: During the first quarter of fiscal 2015, CSC adopted a new mark-to-market pension accounting policy and changed its inter-company accounting policy. The company’s results from the prior year have been adjusted to reflect these changes.

Business Segment Revenues, Operating Income and Operating Margins
(preliminary and unaudited)

Revenues by Segment
	Quarter Ended
(Amounts in millions)	July 4, 2014	June 28, 2013	% Change	% Change in Constant Currency
Global Business Services	$1,088	$1,054	3.2%	0.9%
Global Infrastructure Services	1,131	1,147	(1.4)%	(3.2)%
North American Public Sector	1,018	1,053	(3.3)%	(3.3)%
Corporate & Eliminations	—	—	—	—
Total Revenues	$3,237	$3,254	(0.5)%	(1.9)%

Operating Income and Operating Margins by Segment
	Quarter Ended
	July 4, 2014		June 28, 2013
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
Global Business Services	$108	9.9%	$113	10.7%
Global Infrastructure Services	71	6.3%	92	8.0%
North American Public Sector	151	14.8%	127	12.1%
Corporate & Eliminations	(26)	—	—	—
Total Operating Income	$304	9.4%	$332	10.2%

Consolidated Condensed Statements of Operations
(preliminary and unaudited)

	Quarter Ended
(Amounts in millions, except per-share amounts)	July 4, 2014	June 28, 2013

Revenues	$3,237	$3,254

Costs of services (excludes depreciation and amortization and restructuring costs of $8 and $7 for the first quarter of fiscal 2015 and 2014, respectively)	2,364	2,437
Selling, general and administrative (excludes restructuring costs of $2 and $0 for the first quarter of fiscal 2015 and 2014, respectively)	344	288
Depreciation and amortization	272	254
Restructuring costs	10	7
Interest expense	39	39
Interest income	(5)	(4)
Other income, net	(1)	(1)
Total costs and expenses	3,023	3,020

Income from continuing operations before taxes	214	234
Taxes on income	55	73
Income from continuing operations	159	161
(Loss) income from discontinued operations, net of taxes	(8)	16
Net income	151	177
Less: net income attributable to noncontrolling interest, net of tax	5	3
Net income attributable to CSC common stockholders	$146	$174

Earnings (loss) per common share
Basic:
Continuing operations	$1.06	$1.05
Discontinued operations	(0.06)	0.11
	$1.00	$1.16
Diluted:
Continuing operations	$1.03	$1.03
Discontinued operations	(0.05)	0.11
	$0.98	$1.14

Cash dividend per common share	$0.23	$0.20

Weighted average common shares outstanding for:
Basic EPS	145.338	149.854
Diluted	148.251	152.238

Selected Balance Sheet Data
(preliminary and unaudited)

	As of
(Amounts in millions)	July 4, 2014	March 28, 2014

Assets
Cash and cash equivalents	$2,440	$2,443
Receivables, net	2,751	2,759
Prepaid expenses and other current assets	458	426
Total current assets	5,649	5,628

Property and equipment, net	1,936	2,031
Software, net	813	650
Outsourcing contract costs, net	396	427
Goodwill	1,673	1,667
Other assets	953	986
Total Assets	$11,420	$11,389

Liabilities
Short-term debt and current maturities of long-term debt	$685	$681
Accounts payable	378	394
Accrued payroll and related costs	607	592
Accrued expenses and other current liabilities	1,001	1,094
Deferred revenue and advance contract payments	672	624
Income taxes payable and deferred income taxes	68	77
Total current liabilities	3,411	3,462

Long-term debt, net of current maturities	2,194	2,207
Income tax liabilities and deferred income taxes	568	557
Other long-term liabilities	1,209	1,219

Total Equity	4,038	3,944

Total Liabilities and Equity	$11,420	$11,389

Debt as a percentage of total capitalization	41.6%	42.3%
Net debt as a percentage of total capitalization	6.3%	6.5%

Consolidated Condensed Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended
(Amounts in millions)	July 4, 2014	June 28, 2013
Cash flows from operating activities:
Net income	$151	$177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	272	255
Stock-based compensation	19	17
Gain on dispositions	(20)	(25)
Excess tax benefit from stock based compensation	(9)	(3)
Unrealized foreign currency exchange gain	4	(12)
Other non cash charges, net	10	4
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in assets	(19)	34
Decrease in liabilities	(135)	(234)
Net cash provided by operating activities	273	213

Cash flows from investing activities:
Purchases of property and equipment	(102)	(101)
Payments for outsourcing contract costs	(14)	(20)
Software purchased and developed	(52)	(47)
Proceeds from business dispositions	5	56
Proceeds from sale of assets	49	8
Other investing activities, net	—	3
Net cash used in investing activities	(114)	(101)

Cash flows from financing activities:
Repayment of borrowings under lines of credit	(17)	—
Principal payments on long-term debt	(84)	(60)
Proceeds from stock options and other common stock transactions	88	16
Excess tax benefit from stock-based compensation	9	3
Repurchase of common stock	(148)	(127)
Dividend payments	(29)	(30)
Other financing activities, net	—	(9)
Net cash used in financing activities	(181)	(207)
Effect of exchange rate changes on cash and cash equivalents	19	(30)
Net increase in cash and cash equivalents	(3)	(125)
Cash and cash equivalents at beginning of year	2,443	2,054
Cash and cash equivalents at end of period	$2,440	$1,929

Non-GAAP Financial Measures

The following tables reconcile non-GAAP financial measures of operating income, earnings before interest and taxes (EBIT) and free cash flow, to the respective most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

Management uses operating income to evaluate financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income from continuing operations, before taxes. Management uses free cash flow as one of the factors in reviewing the overall performance of the business. Management compensates for the limitations of this non-GAAP measure by also reviewing the GAAP measures of operating, investing and financing cash flows as well as debt levels measured by the debt-to-total capitalization and net debt-to-total capitalization ratio.

GAAP Reconciliations

Operating Income
(preliminary and unaudited)

CSC defines operating income as revenue less costs of services, depreciation and amortization expense, restructuring costs and segment selling, general and administrative (SG&A) expense, excluding corporate G&A and mark-to-market adjustment to pension expense. Operating margin is defined as operating income as a percentage of revenue. Pre-tax margin is defined as income from continuing operations, before taxes as a percentage of revenue. A reconciliation of consolidated operating income to income from continuing operations, before taxes is as follows:

	Quarter Ended
(Amounts in millions)	July 4, 2014	June 28, 2013
Operating income	$304	$332
Corporate G&A	(56)	(64)
Mark-to-market adjustment to pension expense	(1)	—
Interest expense	(39)	(39)
Interest income	5	4
Other income (expense), net	1	1
Income from continuing operations before taxes	$214	$234

Operating margin	9.4%	10.2%
Pre-tax margin	6.6%	7.2%

Earnings Before Interest and Taxes
(preliminary and unaudited)

CSC defines EBIT as revenue less costs of services, selling, general and administrative expenses, depreciation and amortization, restructuring costs, and other income (expense). EBIT margin is defined as EBIT as a percentage of revenue. Reconciliation of EBIT to income from continuing operations is as follows:

	Quarter Ended
(Amounts in millions)	July 4, 2014	June 28, 2013
Earnings before interest and taxes	$248	$269
Interest expense	(39)	(39)
Interest income	5	4
Income taxes	(55)	(73)
Income from continuing operations	$159	$161

EBIT margin	7.7%	8.3%

Free Cash Flow
(preliminary and unaudited)

CSC defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities), and (3) payments on capital leases and other long-term asset financings. A reconciliation of free cash flow to net cash provided by operating activities is as follows:

	Quarter Ended
(Amounts in millions)	July 4, 2014	June 28, 2013
Net cash provided by operating activities	$273	$213
Net cash (used in) provided by investing activities	(114)	(101)
Business dispositions	(5)	(56)
Short-term investments	—	(5)
Payments on capital leases and other long-term asset financings	(84)	(60)
Free cash flow	$70	$(9)

Recast Fiscal 2014 and Fiscal 2013 Quarterly Revenues by Segment
(preliminary and unaudited)

Fiscal 2014	Quarter ended
(Amounts in millions)	June 28, 2013	September 27, 2013	December 27, 2013	March 28, 2014	Total for Fiscal 2014
Global Business Solutions	$1,054	$1,021	$1,093	$1,152	$4,320
Global Infrastructure Services	1,147	1,114	1,145	1,173	4,579
North American Public Sector	1,053	1,052	990	1,004	4,099
Corporate & Eliminations	—	—	—	—	—
Total Revenues	$3,254	$3,187	$3,228	$3,329	$12,998

Fiscal 2013	Quarter ended
(Amounts in millions)	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Total for Fiscal 2013
Global Business Solutions	$1,256	$1,185	$1,201	$1,201	$4,843
Global Infrastructure Services	1,189	1,153	1,178	1,170	4,690
North American Public Sector	1,183	1,190	1,157	1,132	4,662
Corporate & Eliminations	—	—	—	—	—
Total Revenues	$3,628	$3,528	$3,536	$3,503	$14,195

Recast Fiscal 2014 and Fiscal 2013 Quarterly Operating Income (Loss) by Segment
(preliminary and unaudited)

Fiscal 2014	Quarter ended
(Amounts in millions)	June 28, 2013	September 27, 2013	December 27, 2013	March 28, 2014	Total for Fiscal 2014
Global Business Solutions	$113	$122	$138	$201	$574
Global Infrastructure Services	92	109	89	92	382
North American Public Sector	127	163	122	112	524
Corporate & Eliminations	—	(29)	(15)	(20)	(64)
Total Operating Income	$332	$365	$334	$385	$1,416

Fiscal 2013	Quarter ended
(Amounts in millions)	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Total for Fiscal 2013
Global Business Solutions	$77	$92	$106	$130	$405
Global Infrastructure Services	25	55	67	19	166
North American Public Sector	97	148	135	131	511
Corporate & Eliminations	(28)	(4)	(28)	(53)	(113)
Total Operating Income	$171	$291	$280	$227	$969

Impact on Fiscal 2014 Consolidated Condensed Statement of Operations

The following table presents the effects of retrospectively applying the change in the pension accounting policy, by line item, of the accompanying unaudited Consolidated Condensed Statement of Operations:

	Three months ended June 28, 2013
(Amounts in millions, except per-share amounts)	As previously reported	As Reported	Impact of change in accounting method
Revenue	$3,254	$3,254	$—
Costs of services	2,456	2,437	(19)
Selling, general & administrative expenses	292	288	(4)
Income from continuing operations, before taxes	211	234	23
Taxes on income	66	73	7
Income from continuing operations	145	161	16
Income from discontinued operations, net of taxes	14	16	2
Net income	159	177	18
Net income attributable to CSC common stockholders	156	174	18
Basic EPS - Continuing Operations	$0.95	$1.05	$0.10
Basic EPS - Discontinued Operations	$0.09	$0.11	$0.02
Diluted EPS - Continuing operations	$0.93	$1.03	$0.10
Diluted EPS - Discontinued operations	$0.09	$0.11	$0.02